SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
                Information Statement Pursuant to Section 14 (c)
           of the Securities Exchange Act of 1934 (Amendment No. ___ )

Check the appropriate box:

X Preliminary Information Statement      Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14c-5(d)(2))

  Definitive Information Statement
________________________________________________________________________________

                              ELSINORE CORPORATION
________________________________________________________________________________
                (Name Of Registrant As Specified In Its Charter)

Payment of Filing Fee (check the appropriate box):

          No fee required.

       X  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

      (1) Title of each class of securities to which transaction applies:
________________________________________________________________________________
      (2) Aggregate number of securities to which transaction applies:
________________________________________________________________________________
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
________________________________________________________________________________
      (4) Proposed maximum aggregate value of transaction:
                     $26,000,000
________________________________________________________________________________
      (5) Total fee paid:
                     $5,200
________________________________________________________________________________
          Fee paid previously with preliminary materials.

          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, other Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:
________________________________________________________________________________
         (2) Form, Schedule or Registration Statement No.:
________________________________________________________________________________
         (3) Filing Party:
________________________________________________________________________________
         (4) Date Filed:
________________________________________________________________________________


                              ELSINORE CORPORATION
                               202 Fremont Street
                             Las Vegas, Nevada 89101

                        INFORMATION STATEMENT AND NOTICE
                OF ACTION TAKEN WITHOUT A MEETING OF STOCKHOLDERS

     This Information Statement and Notice of Action Taken Without a Meeting of Stockholders is being furnished on or about April 8, 2002 by the Board of Directors of Elsinore Corporation to our stockholders to provide information with respect to an action taken by written consent of the holders of a majority of the outstanding shares of our common stock ("Common Stock") and Series A convertible preferred stock ("Preferred Stock") that were entitled to vote on such action. References in this Information Statement to "we," "our," "us," the "Company" and "Elsinore" refer to Elsinore Corporation.

     As set forth in greater detail herein, the written consent approves the sale of substantially all the assets of our wholly-owned subsidiary Four Queens, Inc. ("Four Queens"), a Nevada corporation doing business as the Four Queens Hotel & Casino, for a purchase price of approximately $22 million, plus the value of cash on hand and the assumption of certain liabilities, subject to adjustment pursuant to the terms of an Asset Purchase Agreement dated as of March 14, 2002 (the "Purchase Agreement") by and between Four Queens and the purchaser, SummerGate, Inc., a Nevada corporation. The parties anticipate that the value of cash on hand at the closing of the sale of assets will be between $4 million to $6 million and that the total liabilities assumed by the purchaser will equal approximately $4 million. Four Queens is our sole operating asset and represents substantially all of the assets owned by Elsinore. Certain investment accounts (the "MWV Accounts") managed by Morgens, Waterfall, Vintiadis and
Company, Inc. ("MWV") own 93% of our Common Stock, all of the Preferred Stock and 99.6% of our outstanding Common Stock on an as-converted basis. The MWV Accounts delivered a written consent on March 22, 2002 approving the sale of assets. On March 13, 2002, each of (i) our Board of Directors, (ii) Elsinore, as the sole stockholder of Four Queens, and (iii) the Board of Directors of Four Queens, authorized the sale of substantially all the assets of Four Queens and approved the terms of the Purchase Agreement. Thus all required corporate approvals of the sale of assets have been obtained. This Information Statement is furnished solely for the purpose of informing the stockholders of this corporate action in the manner required by the Securities Exchange Act of 1934.

     Our Board of Directors has fixed March 22, 2002 as the record date for the determination of stockholders entitled to receive this Information Statement (the "Record Date"). As of March 21, there were 4,993,965 shares of Common Stock issued and outstanding and held by approximately 921 holders of record. In addition, 50,000,000 shares of Preferred Stock were outstanding. The MWV Accounts, as holders of the Preferred Stock, have the right to convert their shares of Preferred Stock into 93,000,000 shares of our Common Stock. Pursuant to our Articles of Incorporation, each share of Common Stock entitles its holder to one vote on all matters submitted to a vote of the stockholders and the Preferred Stock votes on all matters on which stockholders are entitled to vote on an as-converted basis, except with respect to the election of directors and as otherwise provided under Nevada General Corporation Law.

     You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and Regulation 14C and
Schedule 14C thereunder. The sale of assets will not be consummated or become effective until at least 20 days after the mailing of this Information Statement.


                       WE ARE NOT ASKING YOU FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.



                                     SUMMARY

     The following is a summary of the material terms of the sale of assets. The discussion of the material terms of the sale of assets is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit A and incorporated herein by reference. In addition, a more detailed discussion of the sale of assets follows the summary in this Information Statement.

     Sale of Assets. We have agreed to sell substantially all of the assets of our subsidiary, Four Queens, including the Four Queens Hotel and Casino, to the purchaser. The assets of Four Queens constitute substantially all of our assets.

     Purchase Price. The purchaser has agreed to pay, subject to certain adjustments, approximately $22 million, plus the value of cash on hand and the assumption of certain liabilities. The parties anticipate that the value of cash on hand at the closing will be between $4 million to $6 million and that the total liabilities assumed by the purchaser will equal approximately $4 million.

     Our Business After the Sale; Consequences to Stockholders. The holders of our Common Stock will not receive any cash, stock or other property in connection with, or as a result of, the sale of assets. Upon the consummation of the sale of assets, neither we nor Four Queens will have an operating asset. Neither Four Queens nor Elsinore will continue any active operations or activities, gaming or otherwise, after the sale of assets. The Boards of Directors of both Elsinore and Four Queens anticipate that, following the sale of Four Queens, they will adopt a plan of dissolution and begin the process of winding-up and dissolving both Four Queens and Elsinore. We anticipate that the proceeds from the sale will be used solely to pay Four Queens' and our debt, and the liquidation preference on the Preferred Stock, which was approximately $22 million as of February 28, 2002, including the accrued and unpaid dividends.

     Liquidity of Common Stock; SEC Reporting. After the consummation of the sale of assets, we anticipate that we will begin the process of winding up and dissolving Four Queens and Elsinore. Pursuant to such dissolution we may seek to cease filing reports with the Securities and Exchange Commission or file abbreviated forms of disclosure. We anticipate that the trading volume for our shares of Common Stock on the OTC Bulletin Board is likely to be substantially reduced or that the shares may cease to qualify for trading on the OTC Bulletin Board. Therefore, we anticipate that the liquidity of our Common Stock will be substantially reduced and the public market for our Common Stock will be substantially impacted, or eliminated entirely.

     Representations and Warranties. We have made various representations and warranties to the purchaser regarding such items as our organization and good standing; the validity and enforceability of the Purchase Agreement; the obtaining of required consents; absence of conflicts with other agreements; the condition of the assets being sold; litigation; employee matters and accuracy of financial statements. The purchaser has also made customary representations and warranties to us.

     Covenants. We have made certain covenants to the purchaser including covenants regarding the operation of the business, access to information and, subject to certain conditions, nonsolicitation of other offers to purchase our assets. Both Four Queens and the purchaser have agreed to use commercially reasonable efforts to perform and fulfill their respective obligations under the Purchase Agreement.

     Employees. The purchaser has agreed to offer employment to all persons who are employed by Four Queens immediately prior to the closing of the sale of assets.

     Closing Conditions. Each party's obligation to consummate the sale of assets is subject to certain prior conditions including obtaining required consents and regulatory approvals and an absence of any material adverse changes to the Four Queens Hotel and Casino or other assets being sold. There is no assurance that all such conditions will be satisfied or that the sale of assets will be consummated.

     Termination. Each party has the right to terminate the Purchase Agreement under certain specified circumstances, including a breach of the representations and warranties by the other party. Each of Four Queens and the purchaser also has the right to terminate the Purchase Agreement if the sale of assets is not consummated by May 7, 2002.

     Indemnification. Each of Four Queens and the purchaser has agreed to indemnify the other for losses incurred in connection with a breach by the indemnifying party of its representations, warranties or covenants under the Purchase Agreement and certain other matters.

     Dispute Resolution. The Purchase Agreement sets forth procedures for resolving disputes among the parties arising from the Purchase Agreement, including mediation followed, if necessary, by binding arbitration.

     Closing. The sale of assets will not be consummated or become effective until at least 20 days after the mailing of this Information Statement. We anticipate that the sale of assets will be consummated on or about April 30, 2002.



                           FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain information included in this Information Statement and other materials filed with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward looking, such as statements relating to the proposed sale of assets. Such forward-looking statements involve important known and unknown risks and uncertainties that could cause actual results and liquidity to differ materially from those expressed or anticipated in any forward-looking statements. Such risks and uncertainties include, but are not limited to, expenses incurred in the sale of assets; failure of any of the parties to meet the closing conditions for the sale of assets; changes in the use of the proceeds from the sale of assets; liabilities and indemnification obligations which may be incurred by the Company or Four Queens in connection with the sale of assets; actions taken or omitted to be taken by third parties, including the Company's customers, suppliers, competitors, and stockholders, as well as legislative, regulatory, judicial, and other governmental authorities; the loss of any licenses or permits or the Company's failure to renew gaming or liquor licenses on a timely basis; general economic conditions; changes in gaming laws, regulations or taxes; and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and, as such, speak only as of the date made. The Company undertakes no obligation to revise publicly these forward-looking statements to reflect subsequent events or circumstances.

                       NO DISSENTERS' RIGHTS OF APPRAISAL

     There is no provision in the Nevada General Corporation Law or our charter documents providing our stockholders with dissenters rights of appraisal to receive an agreed upon or judicially appraised value for their shares of Common Stock in connection with the sale of assets described in this Information Statement.


                       BACKGROUND AND REASONS FOR THE SALE

Description of Business of Elsinore and Four Queens

     We are registered with the Nevada Gaming Commission (the "Commission") as a publicly traded holding company of Four Queens, the licensed operator of the Four Queens Hotel and Casino in Las Vegas, Nevada and our wholly owned subsidiary. We incorporated under the laws of the State of Nevada on September 5, 1972 and our principal executive office is located at 202 Fremont Street, Las Vegas, Nevada 89101 and our telephone number at that location is (702) 385-4011. Four Queens also holds a casino service license in New Jersey allowing it to distribute its casino game "Multiple Action Blackjack."

     On October 31, 1995, Elsinore and certain of its wholly owned subsidiaries filed for protection pursuant to Chapter 11 of the U.S. Bankruptcy Code. The resulting plan of reorganization of Elsinore and those subsidiaries (the "Bankruptcy Reorganization") was confirmed on August 12, 1996 and became effective following the close of business on February 28, 1997. Pursuant to the Bankruptcy Reorganization, the MWV Accounts owned a majority of our outstanding Common Stock and were subsequently issued 50,000,000 shares of Preferred Stock in exchange for the surrender to us of $18,000,000 original principal amount of certain second mortgage notes held by the MWV Accounts.

     Four  Queens  owns the Four  Queens  Hotel  and  Casino,  which has been in operation since 1966. The Four Queens Hotel and Casino has consistently concentrated on delivering high quality, traditional Las Vegas-style gaming and entertainment. The Four Queens Hotel and Casino is located on approximately 3.2 acres, of which 2.3 acres are leased from various lessors. The property is situated adjacent to the Golden Nugget Hotel & Casino on Fremont Street in downtown Las Vegas. The property features approximately 690 hotel rooms, including 45 suites, approximately 32,000 square feet of casino space, three full-service restaurants, two fast-service restaurants, three cocktail lounges, a gift shop, approximately 14,600 square feet of function space and approximately 543 parking spaces. The casino has 1,025 slot machines, 27 gaming tables, a keno parlor, and a sports book.

Description of Business of the Purchaser

     The purchaser, SummerGate, Inc., is a corporation engaged in the construction of commercial real estate. The purchaser is incorporated under the laws of the State of Nevada and its principal executive office is located at 2550 S. Rainbow Blvd., Suite 200, Las Vegas, Nevada 89146 and its telephone number at that location is (702) 247-6446. Terry L. Caudill is the President and sole shareholder of the purchaser. Mr. Caudill is also the sole shareholder of TLC Gaming Enterprises, Inc., which is the sole shareholder of TLC-4Q, Inc., a Nevada corporation. TLC-4Q, Inc. has guaranteed the performance by the purchaser of its obligations under the Purchase Agreement.

History of Transaction

     Prior Sales Efforts. In the first half of 1997, we commenced discussions with Mr. Allen E. Paulson ("Paulson") which culminated in an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 15, 1997, between us and entities controlled by Paulson, namely R&E Gaming Corp. ("R&E") and Elsinore Acquisition Sub, Inc. ("EAS"), to acquire by merger (the "Merger") our outstanding Common Stock. The Merger Agreement provided for a merger with EAS where we would become a wholly owned subsidiary of R&E.

     On March 20, 1998, we were notified by R&E, through Paulson, that it was R&E's position that the Merger Agreement was void and unenforceable against R&E and EAS, or alternatively, R&E and EAS intended to terminate the Merger Agreement. R&E alleged, among other things, violations by us of the Merger Agreement, violations of law and misrepresentations by MWV in connection with an Option and Voting Agreement executed by MWV in connection with the Merger and the non-satisfaction of certain conditions precedent to completing the merger. We denied the allegations and asked that R&E complete the merger. Thereafter, in April 1998, Paulson, R&E, EAS and certain other entities filed a lawsuit against eleven defendants, including us and MWV (Paulson, et al. v Jeffries & Company et al.). This litigation is still pending, with a trial date set for April 9, 2002, and the proposed Merger was never completed. See our Form 10-Q filed on November 14, 2001 for additional details on the status of this litigation.

     On February 2, 1999 the MWV Accounts entered into an exclusive listing agreement with Hodges, Ward and Elliot ("Hodges") in which Hodges agreed to provide assistance in locating potential buyers of the Company or Four Queens. No agreements were reached with any potential buyers contacted by Hodges and the agreement was initially scheduled to terminate on July 31, 1999. The agreement was extended until March 31, 2000 and during this period Hodges put us in contact with PDS Financial Corporation ("PDS").

     On March 6, 2000, we entered into a non-binding letter of intent with PDS for a sale of all the capital stock of Four Queens to PDS. The non-binding letter of intent with PDS and negotiations for a sale to PDS were terminated on April 19, 2000.

     Negotiations with the Purchaser. On December 19, 2000, we entered into a sales agency contract with Kennedy Wilson International ("KWI"), in which KWI agreed to provide assistance in marketing the Company to potential buyers including the preparation of an information and due diligence package about the Company. KWI introduced us to several potential buyers, but no agreements were entered into with any of them. In May 2001, the purchaser submitted a draft of a letter of intent to KWI, but no agreement was executed. On June 19, 2001 the sales agency contract with KWI terminated, with provisions for KWI to receive a fee for any sales transactions with any party introduced to us by KWI taking place within 180 days of the termination.

     In January 2002, KWI contacted us to schedule a meeting with representatives of the purchaser and to allow the purchaser to visit the Four Queens Hotel and Casino and make a visual inspection of the property. Management of Four Queens met with the purchaser's representatives in early January and conducted a walk-through of the property. Shortly after this meeting, the purchaser submitted another letter of intent for our consideration. We contacted the purchaser shortly thereafter and informed it that there were various aspects of the proposed transaction that had to be resolved before we could enter into any letter of intent or a definitive purchase agreement. As a result of these conversations, the parties decided to forego executing a letter of intent and instead entered into an agreement (the "Option Agreement") with TLC Enterprises ("TLC"), an affiliate of the purchaser, on February 4, 2002 that provided TLC with the right to negotiate with us for a period of 45 days, during which we would not solicit offers from other potential purchasers. The Option Agreement provided for a purchase price of $22 million, subject to certain adjustments. The Option Agreement was non-binding with respect to entering into definitive transaction documents and was subject to the negotiation of mutually satisfactory transaction documents, as well as the purchaser's completion of due diligence. TLC paid us $50,000 in connection with the execution of the Option Agreement, which is to be credited against the purchaser's purchase price at the closing.

     Shortly after signing the Option Agreement, the purchaser began its due diligence review of the Company. During the month of February 2002, we received approximately 12 due diligence and follow-up requests from the purchaser and we promptly responded to all such requests. Concurrently, we began negotiating the transaction documents. The purchaser delivered a draft of the purchase agreement to us on February 8, 2002. On February 12, 2002, we delivered to the purchaser a list of several issues requiring resolution favorable to us and Four Queens and subsequently delivered a revised draft of the purchase agreement to the purchaser on February 26, 2002. Throughout this period, our Board of Directors remained in close contact with management, holding five special meetings of the Board of Directors. The dates of such Board meetings were February 15, 2002, March 4, 2002, March 8, 2002, March 11, 2002 and March 13, 2002.

     At the February 15, 2002 meeting of the Board of Directors, the Company's senior management updated the directors on the status of their discussions with the purchaser. After a discussion of the terms, structure and value of the proposed transaction and other related matters, the Board directed management to continue to pursue the transaction with the purchaser and to report on any significant developments. The Board also decided to engage an independent financial advisor, Wilson Associates ("Wilson"), to advise the Board on the fairness of the transaction from a financial point of view and to deliver a written fairness opinion stating its conclusions.

     At the March 4, 2002 meeting of the Board of Directors, the Company's senior management provided further updates to the directors on the status of their discussions and negotiations with the purchaser, as well as the status of the due diligence review. Our Board of Directors approved continuation of the transaction negotiations.

     At the March 8, 2002 meeting of the Board of Directors, the Company's senior management provided further updates to the directors on the status of their discussions and negotiations with the purchaser. Management, outside legal counsel and the directors extensively discussed certain deal points and the Board provided management with specific guidance regarding the negotiation of such terms. The directors also discussed the time frames for consummating the transaction that had been requested by the purchaser.

     We exchanged various drafts and continued to negotiate the terms of the purchase agreement until the March 11, 2002 meeting of our Board of Directors. At this meeting, the Board of Directors expressed concerns about certain points of negotiations, including whether the purchaser had provided adequate representations about its financing commitments and the responsiveness of the purchaser during negotiations. After extensive discussion, the Board decided to notify the purchaser that the negotiations with respect to the sale of assets had reached an impasse.

     On March 12, 2002, the purchaser sent a letter to John C. "Bruce" Waterfall, our Chairman of the Board, and the President, co-founder and a principal shareholder of MWV, which manages the MWV Accounts, requesting that we continue negotiations. The purchaser indicated its willingness to agree to our proposed terms and to provide written evidence of certain financing commitments from third parties to fund the sale of assets.

     On March 13, 2002, the Board of Directors convened another Board meeting. Management, outside legal counsel and the directors discussed the status of negotiations and indicated that the purchaser had agreed to the terms of the proposed asset purchase agreement. The Board then had Wilson make an oral presentation summarizing the findings of his written fairness opinion (the "Wilson Opinion") dated March 10, 2002. Wilson concluded that the consideration payable to Four Queens was fair, from a financial point of view. (See "Opinion of Financial Advisor" below for a more detailed description of the Wilson Opinion). The directors then discussed the Wilson Opinion and made certain inquiries to Wilson regarding the Wilson Opinion. The Board of Directors further discussed the terms and status of the proposed asset sale and receipt of the purchaser's financing commitment letter. After discussion, the Board approved the sale of assets and authorized management to execute a purchase agreement on substantially similar terms to those discussed and presented at the meeting.

     On March 14, 2002 Four Queens and the purchaser executed the definitive Purchase Agreement. Later that day we filed a Form 8-K and issued a press release announcing the signing of the Purchase Agreement. Pursuant to the purchaser's request, on March 14, 2002, the MWV Accounts agreed to execute a written consent on March 22, 2002 approving the sale of assets as long as the Purchase Agreement was still in effect.

 Reasons for the Sale

     Following the Bankruptcy Reorganization, our Board of Directors determined that it was in the best interests of the stockholders to prudently manage the Company's operations for a period of time sufficient to demonstrate its post-Chapter 11 financial viability and increase both our attractiveness to purchasers and maximize total value and then to sell the Company or its assets. The MWV Accounts agreed with this assessment and indicated its general inclination to approve a sale of the Company at fair market value. Thus, as described above, we began our extensive efforts to find a purchaser and maximize our value and liquidity.

     From time to time, the Board of Directors and the MWV Accounts reevaluated the determination to sell the Company. Based upon such factors as the relative lack of liquidity and low trading volume of our Common Stock, growing competition in the gaming industry, the debt levels and projected ability of the Company to pay certain of its debt at maturity in 2003, and the assessment of our limited potential for future growth or price appreciation, our Board of Directors reconfirmed that it would be in the best interest of the stockholders to sell the Company or its assets or merge with another company.

     As disclosed in our reports on Form 10-K filed pursuant to the Securities Exchange Act of 1934, as amended, and summarized above in this Information Statement, since the Bankruptcy Reorganization we have engaged in various discussions regarding a potential sale or merger transaction over a number of years. There have been very few qualified, interested purchasers and prior negotiations did not result in the consummation of any transactions. During this extended period we engaged several financial advisors to assist in finding qualified purchasers, met with various potential purchasers and conducted extensive review of potential valuations in sale transactions based both upon our discussions with financial advisors as well as potential purchasers. Based on these factors, along with the Wilson Opinion, our Board of Directors concluded that the consideration payable pursuant to the sale of assets represented the fair market value of our assets and was in the best interest of our stockholders.

                          DESCRIPTION OF THE ASSET SALE

Corporate Actions

     On March 13, 2002, each of (i) our Board of Directors, (ii) Elsinore, as the sole stockholder of Four Queens, and (iii) the Board of Directors of Four Queens, authorized the sale of substantially all the assets of Four Queens and approved the terms of the Purchase Agreement. On March 14, 2002, the MWV
Accounts agreed to execute a written consent on March 22, 2002 approving the sale of assets. Thus, the MWV Accounts executed and delivered a written consent approving the sale of assets on March 22, 2002, the record date for this transaction and for the determination of stockholders entitled to receive this Information Statement.

Consequences to Stockholders

     The holders of our Common Stock will not receive any cash, stock or other property in connection with, or as a result of, the sale of assets. A portion of the proceeds from the sale of assets will be used to pay off the debt of Elsinore and Four Queens, including payment in full of our 12.83% notes (the "MWV Notes") issued by us to the MWV Accounts. Approximately $7.1 million in principal and accrued interest is outstanding under the MWV Notes as of the February 28, 2002. While our Board of Directors and the Board of Directors of Four Queens have not yet adopted a formal plan for the use of the remaining proceeds, it is anticipated that the remaining funds will also be distributed by Four Queens to us and that thereafter we will be dissolved with all proceeds being distributed to the holders of the Preferred Stock in accordance with their senior liquidation preference. Since Four Queens' and our total debt and the amount of the Preferred Stock liquidation preference exceed the anticipated proceeds from the sale of assets, it is anticipated that the holders of our Common Stock will not receive any portion of the proceeds from the sale of assets and will not receive any cash, stock or other property or consideration if we subsequently liquidate. At February 28, 2002, our outstanding debt was approximately $7.6 million, and the outstanding debt of Four Queens was approximately $7.8 million (of which the purchaser will assume approximately $4.0 million pursuant to the terms of the Purchase Agreement). In addition, as of February 28, 2002, we had outstanding approximately 50,000,000 shares of Preferred Stock, with a liquidation preference of approximately $22 million, including accrued and unpaid dividends.

Our Business After the Sale

     Neither we nor Four Queens will continue any active operations or activities, gaming or otherwise, after the sale of assets. Our Board of Directors anticipates that, following the sale of assets, they and Four Queens' Board will adopt a plan of dissolution and begin the process of winding-up and dissolving both companies. It is anticipated that, following the adoption of this plan of dissolution, we and Four Queens will continue to exist as corporations only for the period of time required to extinguish any retained liabilities, resolve any pending litigation and as otherwise required by law or under the Purchase Agreement.

Stockholder Vote Required to Approve the Sale of Assets

     Pursuant to Section 78.565 of the Nevada General Corporation Law, approval of the sale of all of the assets of Four Queens requires the vote of a majority of its outstanding common stock. Our Board of Directors, as well as Elsinore as the sole stockholder of Four Queens, have approved the Purchase Agreement and the sale of assets. Although we believe a vote of our stockholders is not required in connection with the sale of assets by a subsidiary, the sale of the assets of Four Queens could be viewed as an indirect sale of all of our assets, since Four Queens represents substantially all of the assets owned by us. Our controlling stockholder, the MWV Accounts, executed a written consent approving the sale of assets on March 22, 2002. Thus, all required stockholder approvals for the sale of assets were obtained by the Record Date.

Interests of Certain Persons in the Sale of Assets

     MWV Notes. John C. "Bruce" Waterfall, our Chairman of the Board, is the President and a principal shareholder of MWV, which manages the MWV Accounts. The MWV Accounts beneficially own 99.6% of our Common Stock (on an as-converted basis, including the right to convert the 50,000,000 shares of Preferred Stock held by the MWV Accounts into 93,000,000 shares of Common Stock). The MWV Accounts also hold the MWV Notes issued by us with outstanding principal and accrued interest of approximately $7.1 million as of February 28, 2002 with an interest rate of 12.83%. Concurrent with the closing of the sale of assets, a portion of the proceeds received from the purchaser will be used to repay all of the outstanding principal and accrued interest outstanding under the MWV Notes. As of February 28, 2002, the liquidation preference, including accrued and unpaid dividends, payable to the MWV Accounts as holders of the Preferred Stock was approximately $22,000,000. Thus, after payment of Four Queens' and our debt, we expect that the remainder of the proceeds from the sale of assets will be distributed entirely to the MWV Accounts pursuant to the Preferred Stock liquidation preference upon the anticipated liquidation of the Company following sometime after the sale of assets.

     Employment Agreements. Philip W. Madow and Gina L. Contner (each an "Executive" and collectively, the "Executives") have employment agreements with Four Queens. Under the employment agreements, which were effective on January 1, 2002, the Executives shall be employed by Four Queens for a period of one year. The agreements may be renewed annually by our Board of Directors and automatically renew for additional one-year terms if no action is taken. Executives may terminate the agreements at any time without cause by giving Four Queens two weeks written notice of such termination. Four Queens may terminate the agreements at any time without cause by giving Executives written notice. If Four Queens terminates an Executive's employment without cause, Four Queens shall pay such Executive one year salary and COBRA benefits for a period of one year.

     In the event of a change in ownership or control, the Executives shall have the option to elect to be employed with the entity or person having acquired such control or terminate the employment agreement. In the event the Executives terminate the employment agreement, Executives shall be entitled to one year's base salary. "Change of ownership or control" means that all or substantially all of the assets of Four Queens are directly or through transfer of equity interest transferred or otherwise disposed of in one or a series of related transactions after (1) Four Queens ceases to own directly or indirectly substantially all equity interests in the Four Queens Hotel and Casino; (2) Four Queens sells 51% or more of the assets of the Four Queens Hotel and Casino; or
(3) we cease to own directly or indirectly at least 51% of all outstanding shares of Four Queens.

     Mr. Madow's current base salary is $210,000, and Ms. Contner's current base salary is $120,000. Thus, upon consummation of the sale of assets, if the executives terminate their employment with Four Queens, they would be entitled to receive the one year severance compensation described above.

Terms of Purchase Agreement

     Assets to be Sold. Substantially all of the assets (except for the excluded assets, described below) of Four Queens will be sold to the purchaser, including all of the assets constituting or used in connection with the Four Queens Hotel and Casino, all real property owned by Four Queens and all leases of real property, all contracts which relate primarily to the operation and maintenance of the Four Queens Hotel and Casino, all building and improvements owned by Four Queens, the name "Four Queens Hotel and Casino" and all patents, trademarks, tradenames and service marks, logos and designs owned or used by Four Queens, all furniture, fixtures, gaming devices, and other personal property, and computer equipment and software used in the ownership or operation of the Four Queens Hotel and Casino, all transferable permits and licenses, all interests and assets of any assumed benefit plans, all cash and cash equivalents, accounts receivable, gaming chips and tokens and all of the interests in the Fremont Street Experience held by affiliates of Four Queens.

     Purchase Price/Consideration. The purchaser has agreed to pay, subject to certain adjustments described below, approximately $22 million, plus the value of cash on hand and the assumption of certain liabilities. The parties anticipate that the value of cash on hand at the closing will be between $4 million to $6 million and that the total liabilities assumed by the purchaser will equal approximately $4 million.

     Adjustments to Purchase Price. The $22 million cash purchase price is subject to adjustment as follows: the purchase price will be increased or decreased by the net difference between (i) the amount of cash and cash equivalents, gaming chips and tokens of Four Queens as of the closing, and (ii) the amount of certain specified current liabilities as of the closing. The purchase price is also subject to adjustment to reflect the net difference in the value of certain specified types of assets minus certain specified types of liabilities as of the closing. The initial adjustments shall be based upon an estimate delivered by Four Queens at least three business days prior to the closing. Within 60 days after the closing, Four Queens shall deliver a final statement reflecting its calculations for the purchase price adjustment, upon which time the purchaser shall have 60 days to review the statement and inform Four Queens of any disagreement with the calculations. The Purchase Agreement sets for the procedures to be followed to settle any such dispute, including the use of an independent accounting firm.

     Excluded Assets. Four Queens will retain ownership of all formation and organizational documents; stock records and minute books; interests and claims under past insurance policies (except those which relate to any assumed benefit plans); claims relating to any tax refunds arising prior to the closing of the sale of assets; certain specified contracts; certain specified receivables; and any claims or causes of action related to any retained liability (described below). The purchaser will not obtain any rights to the names "Elsinore" or "Elsinore Corporation."

     Retained Liabilities. Four Queens shall remain responsible for any liabilities not expressly assumed by the purchaser under the Purchase Agreement. The liabilities retained by Four Queens include but are not limited to: all liabilities imposed by any governmental authority for any taxes arising from the operation of the Four Queens Hotel and Casino prior to the closing of the sale of assets; all liabilities to the Nevada State Gaming Control Board, the Nevada Gaming Commission and the City of Las Vegas relating to any gaming activities prior to the closing of the sale of assets; all litigation pending with respect to Four Queens or the operation of the Four Queens Hotel and Casino at the time of the closing; and any liabilities relating to any federal, state or local environmental laws with respect to any environmental condition existing at or prior to the closing of the sale of assets.

     Assumption of Liabilities. After the closing of the sale of assets, the purchaser shall assume only those liabilities specifically agreed to in the Purchase Agreement, including certain specified types of current liabilities; all liabilities arising under the contracts and leases being assigned to the purchaser; any liabilities relating to any benefit plans assumed by the purchaser; certain specified purchase money obligations; any liabilities for food, rooms or other complimentaries issued to third parties prior to the closing of the sale of assets; any liabilities for workers' compensation claims made or reopened after the closing of the sale of assets; and except for the liabilities retained by Four Queens (described above), all liabilities and obligations arising out of or related to the ownership and operation of the Four Queens Hotel and Casino or assets purchased by the purchaser after the closing of the sale of assets.


     Representations and Warranties. Four Queens made representations and warranties in favor of the purchaser that relate to a number of matters, including:

     - its due organization and good standing;

     - the due authorization, execution and delivery of the Purchase Agreement by Four Queens;

     - the validity and enforceability of the Purchase Agreement;

     - having obtained any necessary consents, approvals or authorizations required in connection with the sale of assets;

     - the absence of any breach, violation or conflict with any instrument, indenture, court order or ruling of any governmental authority or any applicable laws that would prevent the consummation of the sale of assets;

     - the delivery of accurate descriptions to the purchaser of all property owned or leased by Four Queens and that Four Queens holds good title to such property;

     - the condition of the assets being sold;

     - the timely filing of tax returns and payment of all taxes due;

     - descriptions of any material litigation;

     - validity and enforceability of all contracts being assumed by the purchaser;

     - insurance policies and coverages;

     - representations regarding labor and employment matters and employee benefit plans;

     - maintenance of inventory;

     - accuracy of financial statements delivered to the purchaser;

     - absence of any recent material changes or events; and

     - compliance with environmental laws.

     The purchaser made representations and warranties in favor of Four Queens that relate to a number of matters, including:

     - the purchaser's due organization and good standing;

     - the due authorization, execution and delivery of the Purchase Agreement by the purchaser;

     - the validity and enforceability of the Purchase Agreement against the purchaser;

     - having obtained any necessary consents, approvals or authorizations required in connection with the sale of assets;

     - the absence of any breach, violation or conflict with any instrument, indenture, court order or ruling of any governmental authority or any applicable laws that would prevent the consummation of the sale of assets; and

     - completion of the necessary financing to pay the purchase price on the closing date of the sale of assets.

     Covenants. Four Queens agreed to conduct the business and operations of the Four Queens Hotel and Casino in the ordinary course of business in accordance with past practice from the execution of the Purchase Agreement until the closing. Four Queens also agreed to other restrictions regarding its operation of the Four Queens Hotel and Casino during this period, including refraining from taking certain actions, such as entering into material contracts, without the prior written consent of the purchaser. Four Queens also agreed to provide the purchaser with monthly financial statements, to inform the purchaser if any specified events occur, to provide the purchaser with access to its books and records and allow the purchaser's representative to consult with Four Queens and its employees, consultants and advisors, to provide the Nevada Gaming Authorities with all necessary information required to approve the sale of assets and to prepare this Information Statement.

     Each of Four Queens and the purchaser agreed to use its commercially reasonable efforts to perform and fulfill all of its obligations under the Purchase Agreement, to notify the other of any inaccuracy or breach of the representations and warranties and to prepare and file any necessary applications or notices with appropriate governmental authorities.

     Elsinore and Four Queens agreed not to solicit, propose, accept or consider any offers from any other potential purchasers for Four Queens or its assets, unless the closing has not taken place by May 7, 2002. The purchaser agreed to certain specified exceptions to this restriction in the event an unsolicited proposal is presented to our Board of Directors for the purchase of substantially all the stock or assets of Four Queens, the consideration consists of cash or publicly traded securities and the offer is deemed by the Board of Directors in good faith to be a financially superior proposal compared to the proposed sale of assets with the purchaser (a "Superior Offer").

     The purchaser has agreed to offer employment to each employee of the Four Queens Hotel and Casino as of the closing in a position comparable to the employee's position prior to the closing and at an initial base salary of not less than such employee's base salary immediately prior to the closing.

     Conditions to the Obligations of the Purchaser. The purchaser's obligation to consummate the sale of assets is subject to the prior satisfaction or waiver of the following conditions:

     - the purchaser shall have obtained all necessary gaming licenses and approvals to the assignment of liquor licenses to permit the purchaser to operate the Four Queens Hotel and Casino;

     - Four Queens shall have obtained all material approvals necessary to transfer the gaming devices being sold to the purchaser;

     - no material adverse change shall have occurred since the date of execution of the Purchase Agreement;

     - the representations and warranties of Four Queens shall be true and correct in all material respects;

     - Four Queens shall have materially complied with and performed all covenants;

     - no litigation shall have been instituted to enjoin or challenge the legality or validity of the sale of assets which relates to the Purchase Agreement or the sale of assets;

     - no change in the law shall have occurred making it illegal for the parties to perform their obligations under the Purchase Agreement;

     - the parties shall have obtained all specified required consents;

     - this Information Statement shall have been delivered to our stockholders at least 20 calendar days prior to the consummation of the sale of assets; and

     - Four Queens shall have executed and delivered at the closing all specified closing deliverables.

     Conditions to the Obligations of Four Queens. Four Queen's obligation to consummate the sale of assets is subject to the prior satisfaction or waiver of the following conditions:

     - the purchaser shall have obtained all necessary gaming licenses and approvals to the assignment of liquor licenses to permit the purchaser to operate the Four Queens Hotel and Casino;

     - Four Queens shall have obtained all material approvals necessary to transfer the gaming devices being sold to the purchaser;

     - the representations and warranties of the purchaser shall be true and correct in all material respects;

     - the purchaser shall have materially complied with and performed all covenants;

     - no litigation shall have been instituted to enjoin or challenge the legality or validity of the sale of assets which relates to the Purchase Agreement or the sale of assets;

     - no change in the law shall have occurred making it illegal for the parties to perform their obligations under the Purchase Agreement;

     - the parties shall have obtained all specified required consents;

     - this Information Statement shall have been delivered to our stockholders at least 20 calendar days prior to the consummation of the sale of assets; and

     - the purchaser shall have executed and delivered at the closing all specified closing deliverables.

     Termination and Termination Fees. The Purchase Agreement may be terminated at any time prior to the closing upon the mutual agreement of Four Queens and the purchaser.

     Four Queens may unilaterally terminate the Purchase Agreement without penalty under the following circumstances: (i) if the purchaser has materially breached any representation, warranty or covenant and has not corrected such breach within 30 days after receiving notice from Four Queens; (ii) if any of the specified conditions precedent to Four Queen's obligation to close the sale of assets have become incapable of fulfillment; (iii) if the closing has not occurred by May 7, 2002; or (iv) if there has been any damage or casualty to the assets being sold which could reasonably be expected to have a replacement cost in excess of $300,000.

     Four Queens can also terminate the Purchase Agreement if it receives and approves a Superior Offer, after providing the purchaser an opportunity to renegotiate the terms of the Purchase Agreement to equal or exceed the Superior Offer. If Four Queens exercises this termination right, it must pay the purchaser a $500,000 termination fee within five business days of such termination.

     The purchaser may unilaterally terminate the Purchase Agreement without penalty under the following circumstances: (i) if Four Queens has materially breached any representation, warranty or covenant and has not corrected such breach prior to the earlier of within 30 days after receiving notice from Four Queens or prior to May 7, 2002; (ii) if any of the specified conditions precedent to the purchaser's obligation to close the sale of assets have become incapable of fulfillment; (iii) if the closing has not occurred by May 7, 2002;
(iv) if there has been any damage or casualty to the assets being sold which could reasonably be expected to have a replacement cost in excess of $300,000; or (v) in the event that the title report relating to the real property being sold to the purchaser contains title exceptions which the purchaser disapproves and which Four Queens will not agree to remove or insure the purchaser against.

     Deposits/Escrow. The purchaser has deposited $50,000 with a trust managed by McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, our gaming counsel. This deposit is non-refundable and shall be paid to Four Queens upon any termination of the Purchase Agreement, unless the termination results from a material breach of the Purchase Agreement by Four Queens or by Four Queens' approval of a Superior Offer. The purchaser also deposited an additional
$200,000 (the "Deposit") with a mutually agreed upon escrow agent upon the signing of the Purchase Agreement. The Deposit shall be returned to the purchaser in the event the Purchase Agreement is terminated under the following circumstances: by the purchaser due to a willful and material breach by Four Queens; by the purchaser due to a material adverse change in the assets or operations of Four Queens; by the purchaser or Four Queens due to any litigation seeking to enjoin or challenge the validity of the sale of assets; by the purchaser or Four Queens due to a change in any law which makes it illegal for any party to perform its obligations under the Purchase Agreement or by Four Queens pursuant to the approval of a Superior Offer. If the Purchase Agreement is terminated for any other reason, the Deposit shall be paid to Four Queens.

     Indemnification. Four Queens has agreed to indemnify the purchaser, its affiliates, and their respective officers, directors, employees, agents and representatives after the closing of the sale of assets for any and all losses or damages arising out of or relating to (i) any breach by Four Queens of any representation, warranty or covenant made by Four Queens under the Purchase Agreement, (ii) Four Queen's ownership or operation of the Four Queens Hotel and Casino prior to the closing of the sale of assets or (iii) the liabilities retained by Four Queens under the Purchase Agreement.

     The purchaser has agreed to indemnify Four Queens its affiliates, and their respective officers, directors, employees, agents and representatives after the closing of the sale of assets for any and all losses or damages arising out of or relating to (i) any breach by the purchaser of any representation, warranty or covenant made by Four Queens under the Purchase Agreement, (ii) the purchaser's ownership or operation of the Four Queens Hotel and Casino on or after the closing of the sale of assets (other than losses relating to the liabilities retained by Four Queens), (iii) the liabilities assumed by the purchaser under the Purchase Agreement or (iv) the exercise by the purchaser or its agents of their rights to access the books and records and consult with the employees of Four Queens prior to the closing.

     Limitation of Liability/Remedies. Neither party shall have any indemnification obligations for any single breach of the Purchase Agreement if the damages from such breach do not exceed $10,000. Additionally, Four Queens shall not have indemnification obligations until the aggregate damage amount for which indemnification is being sought exceeds $250,000, and Four Queens' total indemnification obligations under the Purchase Agreement are limited to $10 million.

     Except for remedies for actual fraud, the indemnification rights and provisions of the Purchase Agreement constitute the exclusive remedy of Four Queens and the purchaser with respect to each other for any claims related to the subject matter of the Purchase Agreement.

     TLC-4Q, Inc. Guarantee. TLC-4Q, Inc., an affiliate of the purchaser, has agreed to guarantee the timely payment and performance of the purchaser's obligation under the Purchase Agreement.

     Dispute Resolution. The Purchase Agreement sets forth procedures for resolving disputes among the parties arising from the Purchase Agreement, including mediation followed, if necessary, by binding arbitration.

Opinion of Financial Advisor

     We engaged Wilson to provide independent valuation services. Our Board of Directors requested that Wilson consider whether the consideration payable to Four Queens was fair from a financial point of view. Wilson is a financial advisory firm with experience in the valuation of businesses in connection with mergers and asset sales and evaluations for corporate purposes.

     Wilson delivered its written opinion with respect to the sale of assets on March 10, 2002 and subsequently made an oral presentation to the Board at the March 13, 2002 meeting of the Board of Directors. Wilson's opinion stated that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the consideration payable to Four Queens pursuant to the sale of assets was fair from a financial point of view. No limitations were imposed by the Board upon Wilson with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of Wilson's written opinion dated March 10, 2002 (the "Wilson Opinion"), which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Exhibit B and is incorporated herein by reference. The Company's stockholders are urged to read the Wilson Opinion in its entirety. The Wilson Opinion is directed to the Board and addresses only the fairness, from a financial point of view, of the consideration to be received by Four Queens in the sale of assets. The Wilson Opinion was rendered to the Board for its consideration in determining whether to approve the sale of assets. The discussion of the Wilson Opinion in this Information Statement is qualified in its entirety by reference to the full text of the Wilson Opinion.

     In rendering its opinion, Wilson, among other things:

     - reviewed the audited consolidated financial statements for Elsinore for December 31, 2001 and January 31, 2002;

     - reviewed Elsinore's Form 10-K for the year ended December 31, 2000;

     - reviewed an Offering Circular prepared by Kennedy-Wilson International on Elsinore;

     - reviewed Four Queens' annual budget for the year ending December 31, 2002;

     - reviewed drafts of the Purchase Agreement and related transaction documents;

     - reviewed relevant documents and materials of Elsinore and Four Queens for the purposes of understanding the business, operations and market position of Four Queens;

     - performed a physical visit to Four Queens and Elsinore on March 6, 2002;

     - had discussions with relevant key employees of Elsinore and Four Queens for the purpose of understanding Four Queens and the purchase price being paid;

     - analyzed financial data and market prices of other companies similar to Four Queens and Elsinore for comparison purposes; and

     - reviewed such other financial data and did analysis and took into account such other matters as Wilson deemed necessary, including Wilson's assessment of general economic market and monetary conditions.

     Wilson relied upon the accuracy and completeness of the financial and other information provided by Elsinore and the assurances of management of Elsinore and Four Queens that they are unaware of any information or factors regarding Elsinore or Four Queens that would make the information supplied to Wilson incomplete or misleading. Wilson did not undertake any independent verification of such information. Wilson was not requested to solicit, and did not solicit, indications of interest from persons with respect to the sale in whole or in part of Elsinore, Four Queens, its securities, or any of its business or assets. In addition, Wilson was not requested to, and did not, consider or investigate alternative structures for, or alternatives to, the sale of assets.

     The Wilson Opinion is limited in that it relates solely to the fairness, from a financial point of view, of the consideration to be received by Four Queens in connection with the sale of assets. The Wilson Opinion does not address the use, distribution or allocation of consideration among Four Queens, its debtors or its sole stockholder, Elsinore, or among Elsinore's stockholders or debtors, whether pursuant to Four Queens' or Elsinore's articles of incorporation or otherwise. In addition, Wilson did not express any opinion as to the effect the sale of assets may have upon the market for Elsinore's securities, including the price at which Elsinore's Common Stock will trade after consummation of the sale of assets. The purchase price for the sale of assets was determined through negotiations between the purchaser and Four Queens and Wilson was not asked to make any recommendations with respect to the amount of consideration.

     Wilson received a fee of $10,000 for its services, plus out of pocket expenses of approximately $400. The amount of Wilson's fee was not dependent upon the conclusions of its fairness opinion. Wilson was selected to render the fairness opinion based upon Wilson's qualifications, reputation, experience and expertise.

     The following is a summary of the analyses performed and factors considered by Wilson in connection with the rendering of the Wilson Opinion.

     Wilson reviewed available market data regarding various Las Vegas properties, their market capitalizations or recent sales prices and average room rates and determined an average per room valuation for such companies. Wilson analyzed different categories of hotels including what Wilson characterized as "high end" properties and properties with lower valuations. The properties reviewed and average per room valuations determined by Wilson are as follows:


                    Hotel Room Rates & Market Capitalization

                                                 Market Value       Room
      Name                                         Per Room         Rates

      High end gaming casinos and hotels:
      Circus Circus                                 $103,884         $150
      Harrah's Entertainment                         234,961          150
      MGM Grand                                      792,642          200
      Mirage Resorts                                 942,476          250
      Station Casino                                 269,303          150
       Average                                       468,653




                    Hotel Room Rates & Market Capitalization

                                                 Market Value       Room
      Name                                         Per Room         Rates

      Other hotels:
      Aztar Corp.                                    $42,227         $80
      Hilton Hotels                                   46,018          80
      Marriott International                          29,892          50
       Average                                        39,379

     Wilson also considered the recent purchase of the Lady Luck Hotel and Casino, situated downtown on Fremont Street nearby the Four Queens Hotel and Casino, by the Isle of Capri, Inc. After certain adjustments described in the Wilson Opinion, Wilson determined the Lady Luck was sold for a per room average of $33,750 per room.

     Based on the purchase price of $22 million in cash plus the assumption of approximately $4 million in debt by the purchaser, Wilson calculated that Four Queens' average per room valuation in the sale of assets was $37,681. Wilson concluded that this amount was within the range of values that were fair, from a financial point of view, based on the analysis and comparisons of other properties conducted by Wilson.

     In rendering its opinion, Wilson considered, among other factors, the condition of the U.S. stock markets and the current level of economic activity. Wilson also noted that Kennedy Wilson International prepared an offering brochure for the sale of the Four Queens Hotel and Casino and that, according to Four Queens' management, over the past two years, 40 to 50 potential buyers inspected the Four Queens Hotel and Casino, with no transactions consummated. Wilson took into consideration this long period and scrutiny by potential buyers as one of the significant factors in evaluating the financial fairness of the aggregate consideration offered by the purchaser under the Purchase Agreement.

     No company used in the analysis of other Las Vegas properties summarized above is identical to Four Queens. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the selected properties and other factors that would affect the acquisition value of the selected properties.

     While the foregoing summary describes all analyses and factors that Wilson deemed material in its presentation to the Board, it is not a comprehensive description of all analyses and factors considered by Wilson. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Wilson believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Wilson Opinion. In performing its analyses, Wilson considered general economic, market and financial conditions and other matters, many of which are beyond the control of Four Queens. The analyses performed by Wilson are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Material United States Federal Income Tax Consequences

     The following is a summary of the material federal income tax consequences of the sale of assets. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. This summary does not address the effect of federal estate and gift tax laws nor any state, local or foreign tax laws that may be applicable. Each stockholder of the Company should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences to them of the sale of assets and the other transactions discussed herein.

     The sale of assets will be a taxable sale of the assets by the Company and Four Queens. Nevertheless, the Company's consolidated group has sufficient net operating loss carryovers to offset any gain that is recognized in the transaction, and as a result, the consolidated group will not incur any tax liability as a result of the sale of assets.

     The sale of assets will not result in any taxable income, gain or loss to the stockholders of the Company.

Regulatory Approvals

     Nevada Gaming Approvals. The liquor and gaming licenses presently held by Four Queens are not transferable. Nevada gaming law and City of Las Vegas ordinances therefore require that the purchaser must obtain its own State and local liquor and gaming licenses before commencing related business activities. We have been advised that the purchaser has filed all of the necessary applications to obtain these licenses and related approvals and that the purchaser believes it will acquire all necessary licenses and approvals prior to the planned closing on or before May 7, 2002. Each of Four Queens and the purchaser has the right to terminate the transaction in the event that the sale of assets is not consummated by such date.

     Additionally, Four Queens must obtain the administrative approval of the Chairman of the Nevada State Gaming Control Board in order to transfer the gaming devices used in its gaming operations to the purchaser upon the closing of the sale of assets. Four Queens believes that such administrative approval will be granted if the purchaser is successful in obtaining the State of Nevada licenses and approvals for which it has made application.

     Upon a successful closing of the sale of assets, it is the intention of Four Queens to surrender its present State and local gaming and liquor licenses to the respective licensing authorities. Similarly, it is our intention to surrender our order of registration and related gaming approvals to the Nevada gaming authorities following the closing.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     As of March 15, 2002, the Company had two classes of voting securities, Common Stock and Preferred Stock. The Preferred Stock votes on an as-converted basis, except with respect to the election of directors for which each share is entitled to one vote for each of the director positions open. As of March 15, 2001, the beneficial ownership of Common Stock by each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock and Preferred Stock, is as follows:






                                  Common Stock

Name and Address of Beneficial Owner           Amount and Nature of     Percent
                                               Beneficial Ownership(1)  of Class

John C. "Bruce" Waterfall, who exercises
voting and investment authority over the
Common Stock owned by the MWV Accounts,
as follows(2)(3)(4):
  Betje Partners                                    4,278,690.06          46.1%
  Endowment Prime, L.L.C. (f/k/a)
   The Common Fund for Non-Profit Organizations    14,836,328.84          77.6
  Morgens Waterfall Income Partners, L.P.           2,604,280.86          34.3
  MWV Employee Retirement Plan Group Trust            879,022.60          15.1
  MWV International, Ltd.                          12,276,868.62          71.1
  Restart Partners, L.P.                           10,273,330.56          67.3
  Restart Partners II, L.P.                        19,677,499.86          79.8
  Restart Partners III, L.P.                       16,089,026.04          76.3
  Restart Partners IV, L.P.                        10,135,926.78          67.0
  Restart Partners V, L.P.                          2,696,949.78          35.1

              Total                                97,646,439.00          99.6%



                                 Preferred Stock

Name and Address of Beneficial Owner           Amount and Nature of     Percent
                                               Beneficial Ownership(1)  of Class

John C. "Bruce" Waterfall, who exercises
voting and investment authority over the
Preferred Stock owned by the MWV Accounts,
as follows (2)(3)(4):
  Betje Partners                                    2,300,371.00           4.6%
  Endowment Prime, L.L.C. (f/k/a)
   The Common Fund for Non-Profit Organizations     7,596,894.00          15.2
  Morgens Waterfall Income Partners, L.P.           1,400,151.00           2.8
  MWV Employee Retirement Plan Group Trust            450,110.00             *
  MWV International, Ltd.                                      -             *
  Phoenix Partners, L.P.                            6,600,467.00          13.2
  Restart Partners, L.P.                            5,523,296.00          11.0
  Restart Partners II, L.P.                        10,579,301.00          21.2
  Restart Partners III, L.P.                        8,650,014.00          17.3
  Restart Partners IV, L.P.                         5,449,423.00          10.9
  Restart Partners V, L.P.                          1,449,973.00           2.9

              Total                                50,000,000.00         100.0%


*Less than 1% of the outstanding shares

     (1) The number of shares beneficially owned and the percentage of shares beneficially owned are determined in accordance with the rules of the Securities and Exchange Commission and are based on 4,993,965 shares of Common Stock and 50,000,000 shares of Preferred Stock, which are convertible into 93,000,000 shares of Common Stock outstanding as of March 15, 2002.

     (2) The address for Mr. Waterfall and each of the MWV Accounts is 10 East 50th Street, New York, New York 10022.

     (3) The Common Stock table represents shares on an as-converted basis and the Preferred Stock table represents preferred shares. Pursuant to agreements and undertakings with the Board and the Commission which were required in order for the Bankruptcy Reorganization to become effective, Mr. Waterfall is the only individual who exercises voting and investment power (including dispositive power) with respect to Common Stock owned by the MWV Accounts. MWV and its affiliates other than Mr. Waterfall are either investment advisors to, or trustees or general partners of, the MWV Accounts. Accordingly, for purposes of the relevant Exchange Act rules, they could also be deemed the beneficial owners of Common Stock held by the MWV Accounts. The possible attribution of such beneficial ownership of Common Stock, expressed in number of shares, on an as-converted basis, and percent of the class, to MWV and those affiliates is as follows: MWV- 9,056,227.66 (89.6%); Endowment Prime, L.L.C. - 14,836,328.84
(77.6%);  MW Capital,  L.L.C. - 2,604,280.86  (34.3%);  MW Management,  L.L.C. -
12,276,868.62  (71.1%);  Prime Group, L.P. - 10,273,330.56  (67.3%); Prime Group
II, L.P. - 19,677,499.86 (79.8%); Prime Group III, L.P. - 16,089,026.04 (76.3%);
Prime Group IV, L.P. - 10,135,926.78 (67.0%); and Prime Group V, L.P. - 2,696,949.78 (35.1%). The possible attribution of ownership of Preferred Stock, expressed in number of shares and percent of the class, to MWV and those affiliates is as follows: MWV- 2,750,481.00 (5.5%); Endowment Prime, L.L.C. - 7,596,894.00 (15.2%); MW Capital, L.L.C. 1,400,151.00 (2.8%); MW Management,
L.L.C. - 6,600,467.00 (13.2%);  Prime Group, L.P.  -5,523,296.00  (11.0%); Prime
Group II, L.P. -  10,579,301.00  (21.2%);  Prime Group III, L.P. -  8,650,014.00
(17.3%);  Prime Group IV, L.P. - 5,449,423.00 (10.9%); and Prime Group V, L.P. -
1,449,973.00 (2.9%). Not including the conversion of the Preferred Stock, the MWV Accounts own 4,646,440 shares of Common Stock. In view of Mr. Waterfall's possession of sole voting and investment power over the Common Stock and Preferred Stock on behalf of the MWV Accounts, these entities disclaim beneficial ownership of Common Stock and Preferred Stock.

     (4) The Company has relied on information provided by the MWV Accounts for beneficial ownership allocation.

Security Ownership of Management

     As of March 15, 2002, the beneficial ownership of Common Stock and Preferred Stock by each of our directors, named executive officers and by our directors and executive officers as a group, as such ownership is known by us, is as follows:

                                                 Amount and Nature of   Percent
Title of Class   Name of Beneficial Owner        Beneficial Ownership   of Class

Common Stock     John C. "Bruce" Waterfall,
                 Chairman of the  Board (1)         97,646,439 (2)        99.6%

                 Philip W. Madow, President
                 and Director                              -0-               *

                 S. Barton Jacka, Secretary,
                 Treasurer and Director                    -0-               *

                 Donald A. Hinkle, Director                -0-               *

Common Stock     Directors and executive
                 officers as a group (7 persons)    97,646,439 (2)        99.6

Series A         John C. "Bruce" Waterfall,
Convertible      Chairman of the Board (1)
Preferred                                           50,000,000           100.0

Series A         Directors and  executive
Convertible      officers as a group (7 persons)
Preferred                                           50,000,000           100.0


     *Less than 1% of class

     (1) See note (3) to the table on page 21.

     (2) See note (1) to the table on page 21 discussing beneficial owners of more than 5% of the outstanding Common Stock for information regarding Mr. Waterfall's beneficial ownership.

Company Contact Information

     All inquiries regarding Elsinore or the sale of assets should be addressed to our principal executive offices at 202 Fremont Street, Las Vegas, Nevada 89101; attention Gina L. Contner; telephone number (702) 387-5115.






                                   By Order of the Board of Directors

                                   /s/ Philip W. Madow
                                   Philip W. Madow, President and Director

Las Vegas, Nevada
March 22, 2002